Exhibit 1.2

GUARANTY

                                This Guaranty (the “Guaranty”) dated as of November 30, 2004 is entered into between Ricardo G. Brutocao (“Guarantor”) in favor of Venture Communications Corporation, a Nevada corporation (“Company”).

R E C I T A L S

                A.            Company and Centergistic Solutions, Inc., a California corporation (“Centergistic”) are entering into a credit agreement (the “Agreement”) pursuant to which Company has agreed to loan Centergistic up to a total principal amount of Three Hundred Thousand Dollars ($300,000).

                B.            In order to induce Company to enter into the Agreement with Centergistic, Guarantor has agreed to enter into this Guaranty in order to unconditionally guarantee payment of 50% of any and all indebtedness of Centergistic to Company as provided in this Guaranty.

                NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                                1.             Guarantor unconditionally guarantees and promises to pay to Company, on demand, fifty percent (50%) of any and all Indebtedness (as defined below) of Centergistic to Company.  As used in this Guaranty, “Indebtedness” means any and all loans up to a total original principal amount of Three Hundred Thousand Dollars ($300,000) made by Company to Centergistic pursuant to the Agreement, interest on such amount, and collection costs, including reasonable attorney fees and costs.

                                2.             Upon the occurrence of a default of Centergistic under the Agreement, Company may, at its option, proceed directly and at once, without notice except as required by law, against Guarantor, without proceeding against Company or any other person or guarantor and without foreclosing upon, selling or otherwise disposing of or collecting or applying any property which Company may then have as security for the Indebtedness or any guaranty of the Indebtedness.  Guarantor hereby waives the right to require Company to proceed against Centergistic or any other person or guarantor, or to pursue any other person or guarantor, or to pursue any other remedy and waives the right to have the property of Centergistic or any other person or guarantor first applied to the discharge of the Indebtedness.

                                3.             Guarantor agrees that his obligations hereunder shall be unconditional, regardless of the validity, regularity or enforceability of the Indebtedness or any instruments evidencing same, the absence of any action to enforce the same, waiver or consent by the holder of any instrument evidencing any of the Indebtedness with respect to any provision thereof, the recovery of any judgment against Centergistic or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

                                4.             Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of the bankruptcy of Centergistic, protest, notice and all demands whatsoever, with respect to the Indebtedness and any instrument which evidences the same.

                                5.             Company shall have the right, without any notice to or consent from Guarantor, from time to time and at any time, and without affecting, impairing or discharging, in whole or in part, the liability of Guarantor hereunder:

                                                A.            To make any change, amendment or modification whatsoever of any term or condition of the Agreement or any instrument evidencing the Indebtedness other than any increase in the total amount that may be loaned to Centergistic pursuant to the Agreement;

                                                B.            To extend, in whole or in part, by renewal or otherwise, and on one or any number of occasions, the time for the payment of the Indebtedness or the performance of any term or condition of the Agreement or any instrument evidencing the Indebtedness; and

                                                C.            To settle, compromise, release, surrender, modify or impair, and to enforce or exercise, any claims, rights or remedies of any kind or nature against Centergistic or any other person or guarantor or any collateral security held by Company.

                                6.             Guarantor assumes responsibility for keeping himself informed of the financial condition of Centergistic and all other circumstances bearing upon the risk of nonpayment or nonperformance of the Indebtedness, and Company shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

                                7.             Until all of the Indebtedness has been paid, performed, satisfied and discharged in full, Guarantor will not have any right of subrogation to the rights of Company against Centergistic or any other person unless expressly given to Guarantor in writing by Company.

                                8.             This Guaranty shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of the parties and to every subsequent holder of the Indebtedness regardless of the genuineness and validity thereof or any other circumstance.  Company shall have the right to assign and transfer this Guaranty to any permitted transferee, endorsee or assignee of any of the Indebtedness.

                                9.             All notices, requests, demands and other communications called for or contemplated hereunder shall be deemed to have been duly given or made when given or made in compliance with the provisions of the Agreement.

                                10.           This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

                                IN WITNESS WHEREOF, this Guaranty has been executed and delivered by Guarantor as of the date first above written.

/s/ Ricardo G. Brutocao